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                                                                      EXHIBIT 99

               OVERHILL FARMS ANNOUNCES REVENUES OF $192.6 MILLION
                 AND NET INCOME OF $4.6 MILLION FOR FISCAL 2007

        NET AND OPERATING INCOME DECLINED DUE TO SARBANES-OXLEY COSTS,
                         SHARPLY HIGHER COMMODITY PRICES

      LOS ANGELES, CA (December 11, 2007) -- Overhill Farms, Inc. (AMEX: OFI) reported record net revenues of $192.6 million for fiscal 2007, up $24.3 million, or 14.4%, from the $168.3 million reported for fiscal 2006.

      Net income for fiscal 2007 was $4.6 million ($0.30 per basic share and $0.29 per diluted share) as compared to $5.1 million ($0.34 per basic share and $0.32 per diluted share) for fiscal 2006, a decline of $540,000, or 10.6%.

      The Company reported that operating income for fiscal 2007 was affected by sharply higher commodity prices, as well as short-term startup costs related to the previously announced launch of two major products lines and construction related to a previously announced $7.0 million plant expansion project. The Company noted that the inefficiencies related to the start-up of new business have been resolved and its plant expansion has been substantially completed. However, commodity prices continue to negatively affect margins.

      Net income was also affected by first-time costs related to compliance with Sarbanes-Oxley Section 404 requirements for evaluation and assessment of the Company's internal control over financial reporting.

      Gross profit for fiscal 2007 was $19.9 million, a decline of $1.5 million, or 7.0%, from the $21.5 million reported a year earlier. Gross profit as a percentage of net revenues was 10.4% for fiscal 2007, compared to 12.8% for fiscal 2006.

      James Rudis, the Company's Chairman and Chief Executive Officer, said, "Our strong annual revenues demonstrate our success in attracting and retaining business from some of the food industry's leading customers. At the same time, like many other food manufacturers, we have been challenged by dramatic increases in the cost of virtually all of the commodities that go into our products."

      Mr. Rudis noted that "prices for poultry, dairy, cheese, eggs, wheat, corn products and oils rose sharply during the year, some reaching historic highs. While much of our commodity needs are covered by long-term contracts, sales to several of our major customers during the year were higher than we anticipated when we negotiated our supply contracts. This required purchases in the spot markets at higher prices, which negatively affected overall material costs and gross margins."

      "The Company is now in the process of negotiating annual contracts with several of its customers and key vendors," Mr. Rudis said, and noted further that "we believe that we will be able to improve margins during calendar 2008 through a combination of reduced purchase prices for some raw materials, increases in sales prices to some of our customers and replacing some lower-margin business with more profitable new accounts."

      Net revenues for the three months ended September 30, 2007 were $53.0 million, up $11.9 million, or 29.0%, from $41.1 million in the same period in 2006. Net income for the three months ended September 30, 2007 was $1.0 million ($0.07 per basic share and $0.06 per diluted share), down $532,000, or 33.3%, from $1.6 million ($0.10 per basic share and $0.10 per diluted share) in the same period in 2006. Gross profit for the three months ended September 30, 2007 was $4.9 million, down from $5.6 million in the same period in 2006.

      The Company said that the rise in the trading price of its shares in fiscal 2007 required it to comply with Sarbanes-Oxley Section 404 reporting requirements beginning with its Form 10-K for fiscal 2007. The Company had previously anticipated that it first would become subject to Sarbanes-Oxley
Section 404 reporting requirements in fiscal 2008.

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      Preparation for compliance with the Sarbanes-Oxley Section 404 requirements resulted in expenses of $874,000 during fiscal 2007, primarily in fees for professional services. The Company expects annual costs related to Sarbanes-Oxley on an ongoing basis will decrease by approximately $600,000.

      "The Company timely completed its initial Sarbanes-Oxley Section 404 compliance measures by the fiscal year-end," Mr. Rudis said.

      By customer category, the Company said fiscal 2007 net revenues from retail customers increased by $33.4 million, or 41.2%, to $114.4 million from the $81.0 million reported a year earlier. This increase was largely due to new business from a major national-brand food company and the addition of a private label line of 24 new items for Safeway Inc.

      In January 2007, the Company announced that its contract with the national-brand company was expected to result in sales of approximately $42.0 million in calendar 2007. Sales to this customer did not meet the contract volume requirements due to delays in the customer's marketing program, and the Company expects calendar 2007 sales to this customer will be approximately $25.0 million, or $17.0 million less than the contracted amount. The Company is negotiating with this customer to reach an equitable contract amendment and expects calendar 2008 sales to be at the originally contracted level.

      Foodservice net revenues for fiscal 2007 decreased by $7.3 million, or 11.1%, to $58.5 million from $65.8 million a year earlier. This was primarily due to a decrease in sales to Panda Restaurant Group, Inc. Panda had planned to shift $20.0 million of its annual purchases to another vendor to diversify its source of supply. The actual decline during fiscal 2007 was less than anticipated because Panda's transfer of production to another vendor did not proceed as scheduled. To fulfill the unanticipated demand from Panda, the Company was required to purchase chicken at spot market prices higher than contracted rates, reducing margins on this incremental business.

      Airline net revenues decreased by $1.9 million, or 8.8%, to $19.7 million for fiscal 2007 from $21.6 million in fiscal 2006. The decline reflects the loss of sales to Delta Airlines subsequent to its bankruptcy filing.

      Overhill Farms is a value-added supplier of custom high quality frozen foods to foodservice, retail and airline customers.

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--------------------

THIS NEWS RELEASE CONTAINS DISCLOSURES THAT ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OR BELIEFS AND INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT THE COMPANY'S OPERATIONS AND FINANCIAL PERFORMANCE AND CONDITION AND STATEMENTS REGARDING EXPECTATIONS OF CONTINUED OR INCREASED SALES, PROFITABILITY, PRODUCTION EFFICIENCIES AND EXPANSIONS, CASH FLOWS AND GROWTH, ABILITY TO OBTAIN FAVORABLE LONG-TERM PURCHASE COMMITMENTS FOR RAW MATERIALS, ABILITY TO SECURE A LONG-TERM RELATIONSHIP AND QUICKLY REACH A MUTUALLY BENEFICIAL ACCOMMODATION WITH A MAJOR NATIONAL-BRAND FOOD COMPANY CUSTOMER, DECREASING AIRLINE SALES, ANTICIPATED AMOUNTS AND TIMING OF GROWTH IN THE COMPANY'S CUSTOMER BASE AND BUSINESS IN THE FOODSERVICE AND RETAIL MARKET SECTORS AND ANTICIPATED COSTS AND TIMING OF COMPLIANCE WITH SARBANES-OXLEY SECTION 404 REPORTING REQUIREMENTS. FOR THIS PURPOSE, STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS IN WHICH THE COMPANY USES WORDS SUCH AS "CONTINUE," "EFFORTS," "EXPECT," "BELIEVE," "ANTICIPATE," "CONFIDENT," "INTEND," "STRATEGY," "PLAN," "WILL," "ESTIMATE," "PROJECT," "GOAL," "TARGET," "PROSPECTS," "OPTIMISTIC" OR SIMILAR EXPRESSIONS. THESE STATEMENTS BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING, AMONG OTHERS: THE COMPANY'S ABILITY TO MEET ITS CUSTOMERS' PRODUCTION EXPECTATIONS; THE COMPANY'S ABILITY TO ACHIEVE PRODUCTION EFFICIENCIES; THE COMPANY'S ABILITY TO MEET ITS OBLIGATIONS UNDER ITS FINANCING ARRANGEMENTS; THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING; MARKET CONDITIONS, WEATHER PATTERNS AND THE LEVEL AND AVAILABILITY OF LONG-TERM PURCHASE COMMITMENTS THAT MAY AFFECT THE COST OF RAW MATERIALS AS WELL AS THE MARKET FOR THE COMPANY'S PRODUCTS; CHANGES IN THE COMPANY'S BUSINESS ENVIRONMENT, INCLUDING ACTIONS OF COMPETITORS AND CHANGES IN CUSTOMER PREFERENCES; CUSTOMERS' ABILITY AND WILLINGNESS TO PAY FOR PRODUCTS AND MEET THEIR OWN CONTRACTUAL OBLIGATIONS UNDER THEIR AGREEMENTS WITH THE COMPANY; CUSTOMERS' DECISIONS REGARDING THE TIMING AND VOLUME OF SHIFTS IN PRODUCTION VOLUME TO OTHER VENDORS; ACTS OF TERRORISM OR ACTS OF WAR; CHANGES IN GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING INCOME TAXES; THE COMPANY'S ABILITY TO TIMELY AND EFFECTIVELY ESTABLISH, DEMONSTRATE AND MAINTAIN COMPLIANCE WITH SARBANES-OXLEY SECTION 404 REPORTING AND INTERNAL CONTROL REQUIREMENTS; MARKET AND CUSTOMER DEMAND FOR NEW AND EXISTING PRODUCTS; AND OTHER FACTORS AS MAY BE DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2007, QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JULY 1, 2007 AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

# # #

           Contacts:

           James Rudis, Chairman, President and CEO
           Overhill Farms, Inc.
           323-582-9977

           Alexander Auerbach
           Auerbach & Co. Public Relations
           1-800-871-2583
           auerbach@aapr.com

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

                                            OVERHILL FARMS, INC.
                                       CONDENSED SUMMARY OF OPERATIONS


                                                                         FOR THE FISCAL YEAR ENDED
                                                                 ------------------------------------------
                                                                    SEPTEMBER 30,           OCTOBER 1,
                                                                        2007                  2006
                                                                 --------------------  --------------------
Net revenues                                                      $      192,641,574    $      168,309,591
Cost of sales                                                            172,693,668           146,824,919
                                                                 --------------------  --------------------
Gross Profit                                                              19,947,906            21,484,672
Selling, general and administrative expenses                               8,047,433             7,196,309
                                                                 --------------------  --------------------
Operating income                                                          11,900,473            14,288,363
Total interest expense                                                    (4,389,252)           (5,730,678)
                                                                 --------------------  --------------------
Income before income taxes                                                 7,511,221             8,557,685
Income tax expense                                                         2,948,760             3,455,700
                                                                 --------------------  --------------------
Net income                                                        $        4,562,461    $        5,101,985
                                                                 ====================  ====================

Net income per share - basic                                      $             0.30    $             0.34
                                                                 ====================  ====================
Net income per share - diluted                                    $             0.29    $             0.32
                                                                 ====================  ====================

Shares used in computing net income per share, basic                      15,338,038            15,204,424
Weighted average shares outstanding                                       15,803,109            15,880,507

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                                            OVERHILL FARMS, INC.
                                       CONDENSED SUMMARY OF OPERATIONS


                                                                        FOR THE THREE MONTHS ENDED
                                                                 ------------------------------------------
                                                                    SEPTEMBER 30,           OCTOBER 1,
                                                                        2007                  2006
                                                                 --------------------  --------------------

Net revenues                                                      $       52,994,834    $       41,069,406
Cost of sales                                                             48,089,951            35,425,434
                                                                 --------------------  --------------------
Gross profit                                                               4,904,883             5,643,972
Selling, general and administrative expenses                               2,271,583             1,810,822
                                                                 --------------------  --------------------
Operating income                                                           2,633,300             3,833,150
Total interest expense                                                    (1,016,534)           (1,253,328)
                                                                 --------------------  --------------------
Income before income taxes                                                 1,616,766             2,579,822
Income tax expense                                                           585,752             1,016,731
                                                                 --------------------  --------------------
Net income                                                        $        1,031,014    $        1,563,091
                                                                 ====================  ====================

Net income per share - basic                                      $             0.07    $             0.10
                                                                 ====================  ====================
Net income per share - diluted                                    $             0.06    $             0.10
                                                                 ====================  ====================

Shares used in computing net income per share, basic                      15,425,827            15,261,593
Weighted average shares outstanding                                       15,868,082            15,856,645


                                                   # # #
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